Exhibit 99.4

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

Business Update Call

Company Participants

•	Thomas V. Cholnoky

•	Weston M. Hicks

•	Robert F. Orlich

•	Michael Charles Sapnar

Other Participants

•	Larry Greenberg

•	Ronald D. Bobman

•	Meyer Shields

MANAGEMENT DISCUSSION SECTION

Operator

Good day, and welcome to the Alleghany Corporation and Transatlantic Holdings Incorporated Conference Call and Webcast. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Tom Cholnoky, Senior Vice President, Investor Relations. Mr. Cholnoky, please go ahead sir.

Thomas V. Cholnoky

Thank you, and good morning everyone, and welcome to Alleghany Corporation and Transatlantic Holdings, Inc. joint investor conference call to discuss the combination of our companies.

A press release announcing the transaction was issued earlier this morning and can be accessed through the appropriate section of Alleghany’s website at www.alleghany.com, or the investor information page of Transatlantic’s corporate website at www.transre.com. There is also a slide presentation with additional details regarding the transaction. This presentation is available for download on each company’s website.

Presenting on today’s call will be Weston Hicks, President and Chief Executive Officer of Alleghany; Bob Orlich, Chief Executive Officer of Transatlantic; and Mike Sapnar, President of Transatlantic. Additional members of both companies’ leadership teams are here as well and after the prepared comments we will open the call for questions.

In addition, comments made on today’s calls may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions and opinions concerning a variety of known and unknown risks. Actual results may differ materially from those contained in or suggested by such forward-looking statements. Please refer to the full disclosure regarding the risks that may affect Alleghany, Transatlantic and the proposed transaction which may be found in the current reports on Form 8-K filed today by both Alleghany and Transatlantic.

Finally, please note that the following communication is not an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. We urge investors and security holders to read the registration

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

statement on Form S-4, including the definitive joint proxy statement/prospectus and all other relevant documents filed with the SEC or sent to stockholders as they become available, because they will contain important information about the proposed transaction.

In addition, Alleghany, Transatlantic and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed transaction. Information regarding the interests of these participants can be found in Alleghany’s and Transatlantic’s most recent proxy statements filed with the SEC and additional information regarding their interests will be contained in the joint proxy statement/prospectus to be filed by Alleghany and Transatlantic.

With that, I will turn the call over to Weston Hicks.

Weston M. Hicks

Thank you, Tom, and thank you all for joining us this morning on such short notice. I’m joined here today with both Bob, Mike and Joe, and we will take questions after we have completed our formal remarks. Let me start by saying that this transaction creates what we believe is a traffic investment opportunity for stockholders, as well as a great business opportunity for both companies.

I’d ask you to turn to slide three where I’ll review the key terms of the transaction. Under the definitive agreement, Transatlantic’s stockholders will receive consideration of $59.79 per share based on Alleghany’s closing share price on November 18, 2011, consisting of 0.145 shares of Alleghany common stock in a tax-free exchange and $14.22 in cash. Transatlantic stockholders may elect cash or stock consideration, subject to proration in the event of oversubscription.

On a pro forma basis, 51% of the combined company will be owned by Alleghany’s stockholders and 49% by Transatlantic’s stockholders. Alleghany’s board of directors will be expanded from 11 to 14 members, with three Transatlantic directors filling the additional seats.

We are particularly pleased that the value preserving and enhancing approach that we are announcing today is one that brings together an exceptionally talented group of individuals to lead our combined efforts.

In addition to providing for continuity of leadership at Transatlantic, with Bob Orlich continuing as a Transatlantic director and senior advisor, and Mike Sapnar becoming CEO, as has already been announced, we will also welcome Joe Brandon, a veteran of the insurance industry who was most recently the Chief Executive Officer of Berkshire Hathaway’s General Re to serve as Chairman of Transatlantic’s Board, President of Alleghany Insurance Holdings, and Executive Vice President of Alleghany.

Joe’s proven management track record and deep understanding of the industry will be a great asset for what is already an exceptionally strong team in place at Transatlantic. The transaction has been approved by the boards of both companies and is subject to the approval by the stockholders of both companies as well as customary regulatory approvals.

Importantly, we are pleased that this transaction has the support of Transatlantic’s largest stockholder, Davis Selected Advisers. In addition, members of the Kirby family, with longstanding ownership interests in Alleghany’s common stock, have agreed to vote in favor of the transaction. We expect the transaction to close in the first quarter of 2012.

In addition to the immediate premium that Transatlantic’s stockholders will receive for their shares, we believe the combination of our industry-leading insurance and reinsurance platforms spanning U.S. and global markets will provide stockholders of both companies with significantly higher long-term value from the greater earnings potential of the combined enterprise. Importantly the terms should also allow Transatlantic to maintain its “A” financial rating and from A.M. Best and its “A+” rating from S&P.

But before continuing, I’d like to let Bob say a few words.

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

Robert F. Orlich

Thanks, Weston. I just wanted to quickly comment on our excitement surrounding this transaction. The transaction marks the culmination of a thorough process that has unfolded over the past several months.

As we engaged with multiple parties in recent weeks, we carefully evaluated potential transactions on several key criteria. Those include a merger partner’s ability to offer compelling value to stockholders, both immediate and long-term, maintaining Transatlantic’s strong ratings, preserving the competitiveness and growth opportunity for our leading global reinsurance franchise, and providing reasonable certainty of completion.

We have said consistently that a merger transaction was not an imperative for Transatlantic. But after careful review it was clear to us that Alleghany met all of our criteria and offered compelling value. This determination has resulted in the transaction we are presenting to you today.

I am going to let Weston and Mike handle the presentation, but I will just note that I believe this represents a great outcome for the Transatlantic franchise. That is good news for stockholders as well as our employees and clients around the world. I want to thank everyone for their support over the past several months, including our largest stockholder who has indicated their support for this transaction.

I’ll now turn the floor back to Weston.

Weston M. Hicks

Thank you, Bob. Now, let’s take a look at what the combination of Transatlantic and Alleghany means from a business point of view on page four. The two companies have significant complementary strengths. And when we bring them together, we will create a business with a leading franchise across specialty insurance and reinsurance lines, increased breadth for distribution, more underwriting diversification, improved financial strength and flexibility and enhanced shareholder value creation opportunities.

We visited with the rating agencies and anticipate that both our financial strength and credit ratings will remain unchanged. If you’re not familiar with Alleghany, let me spend a few minutes on slide five and show you how Transatlantic will fit within our business model.

With this combination, Transatlantic will become a semiautonomous operating subsidiary, much like current operating subsidiaries Capitol Transamerica Corporation, a low risk specialty insurer, focused on small commercial and surety business, Pacific Compensation Corporation, and RSUI Group, a leader in excess and surplus lines. RSUI has seen its stockholders’ equity increase from approximately $625 million at the time that we acquired it on July 1, 2003 to approximately $1.4 billion at the end of the third quarter 2011, after nearly $200 million of net upstream dividends.

In addition to our P&C companies, we have $1.2 billion of other corporate investments. If you turn to slide six, we have a long-term conservative orientation with a focus on book value per share growth. We have a track record that proves the success of our operating model.

Since 2000, we have had 8.8% compound annual growth in book value per share and a 6.2% compound annual growth rate in share price versus a negative 0.8% performance for the S&P 500. We believe our long-term conservative orientation will position us well for future growth.

Please turn to slide seven. On this slide, you can see that the strength of our underwriting performance is well supported. Altogether, our combined ratio since 2003 has been 87% versus the peer group average of 89.8%. RSUI in particular has generated $1 billion in underwriting profit since we acquired it in January of 2003.

If you turn to slide eight, our equity portfolio performance demonstrates the strength of our proprietary investment capabilities. Since 2004, Alleghany has a record of superior portfolio performance and our equity portfolio has exceeded market returns by five times, approximately 160% versus a 32% return for the S&P 500.

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

Now, let me turn the call over to Mike who will provide some background from the Transatlantic perspective.

Michael C. Sapnar

Thanks, Weston. Starting on page nine, I’d like to provide a little additional background on Transatlantic for the benefit of those on the call who may not know us well. We are one of the worlds leading P&C reinsurance franchises. We have a 30 year track record, more than 20 years as public company, generating profitability and solid returns for our investors.

We emphasize product line and geographic diversity with 24 locations around the world staffed by local underwriters. Many of those locations have been operating for 20 years or more, an unusual characteristic for a reinsurer. Our on the ground presence around the world enables us to spot the best underwriting opportunities.

We emphasize superior risk selection, often taking a lead underwriting position on our specialty business and we’ve built very strong relationships with brokers and cedants. We run a pretty efficient business too, routinely generating revenue per employee above our peers and operating one of the most cost efficient underwriting platforms in the industry. We have over $4 billion in capital and surplus and we are conservatively reserved.

On page 10, I’ll give you a sense of our businesses. We are a market leader in specialty reinsurance, including number one positions in both professional liability, which includes D&O and E&O and medical malpractice as ranked by the 2011 Flaspöhler study. We have deep underwriting expertise in these areas going back many years and we employ a very disciplined risk selection process.

Turning to page 11, we are also a recognized leader in global property catastrophe underwriting with a strong performance track record. We take a balanced approach to risk management that provides good opportunity to drive book value growth, while also protecting our equity. We are operating within our tolerances in all zones and have the opportunity to allocate more capital to property cat business as market conditions continue to improve.

Turning to page 12, for Transatlantic, the proof is in the results and we’ve been delivering strong returns for our entire 30 plus year existence, including 12% compound annual book value per share growth since our IPO 20 years ago. This performance has been achieved over every kind of business cycle and economic cycle, something that few if any public reinsurers can claim.

Page 13 outlines the strategic objectives for Transatlantic that we talked about before. Our objective from the beginning has been to execute on a strategy to best position the Transatlantic franchise for the future and provide meaningful value creation potential for our stockholders.

We believe our combination with Alleghany achieves this objective both now and over the long term. It does so by giving us access to a leading U.S. specialty insurance platform, preserving the competitive advantage we have with our strong ratings, and increasing our capital management flexibility.

We have also talked about the importance of cultural fit in a business, where our talent and our way of doing business are key assets. Alleghany is a great fit in this respect, so we expect seamless integration.

I would also note that many of you’ve heard us address structural flexibility in gaining the path to an EU Passport in prior comments made during our strategic review. While we will remain a U.S. domiciled company under Alleghany’s ownership, with respect to an EU Passport, there is a strategic path that we have been executing on a standalone basis and that work will continue.

Notably, the access to capital at the holding company level ensures the financial capacity to complete this initiative. Also, we are benefiting from a transaction that adds no leverage to our strong balance sheet and pairs our investment portfolio with an Alleghany team that has a stellar track record of generating market-beating investment returns.

In summary, the transaction aligns very well with our strategic priorities and we are looking forward to demonstrating the power of this combination as we move forward together.

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

Now, I like to turn the call back to Weston to provide further perspective on the combination.

Weston M. Hicks

Thank you, Mike. If you turn to slide 14, the industrial logic and strategic benefits of this transaction are compelling. The addition of Transatlantic as a wholly-owned subsidiary of Alleghany will create an industry leader with pro forma net premiums written of $4.7 billion over the preceding 12 months, greater diversification of underwriting by product, geography, and risk class.

Turning to slide 15, this transaction will produce significant accretion in Alleghany book value per share of 7% and a very strong balance sheet with total capital of $7.2 billion. Furthermore, investments per share will increase materially.

In conclusion on slide 16, we believe this is a winning combination. It creates a leading franchise across specialty insurance and reinsurance and combines disciplined underwriting with successful investing. We also benefit from a more diversified pool of underwriting risk by product and geography and an increased breadth of distribution.

It will be led by a strong deep management team. We have a cultural fit that is expected to minimize integration risk. And finally, we will have the flexibility to allocate capital to the highest risk-adjusted return opportunities in insurance, reinsurance, investments, and capital management.

With that, I’ll turn the call back to Mike.

Michael C. Sapnar

Thank you, Weston. With that we’ll go to the operator, and see if there are any questions.

Q&A

Operator

Thank you, sir. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Larry Greenberg of Langen McAlenney. Please go ahead sir.

<Q - Larry Greenberg>: Good morning. And I want to congratulate everyone on the deal. My question, Weston, really has to do with the degree to which in your findings on due diligence for loss reserves?

<A - Weston M. Hicks>: Sure, yes. Thank you, Larry. Obviously a transaction of this size required extensive due diligence, both in terms of the profile of the underwriting of the company, as well as the balance sheet, both the left side and the right side. Our conclusion, after extensive review of the reserves, assisted by a top actuarial firm was that the reserves in the aggregate are reasonable and we saw no particular issues with the overall reserve position.

<Q - Larry Greenberg>: Great. And I would assume that the cash portion of the transaction would come out of your cash and invested assets in the holding companies?

<A - Weston M. Hicks>: That’s correct.

<Q - Larry Greenberg>: Great. Thank you.

Operator

The next question we have comes from Ron Bobman of Capital Returns.

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

<Q - Ronald D. Bobman>: Hi, good morning. Congratulations to the TRH team and shareholders. I had a question about, what is the breakup fee in the event someone doesn’t perform or some alternative presents itself and you move forward with an alternative? Is my first question.

<A - Michael Charles Sapnar>: $115 million.

<Q - Ronald D. Bobman>: Okay. That’s a new one in the event this current deal doesn’t happen?

<A - Michael Charles Sapnar>: That’s correct.

<Q - Ronald D. Bobman>: Okay. Thanks. Any material change planned for TRH’s underwriting appetite or sort of business plan?

<A - Michael Charles Sapnar>: No, there is – no, a matter of fact, one of the attractive things here is, it stays as it is, the franchise as it is, the philosophy as it is. One benefit is having – joining a group with a really a premier insurance operation in the U.S., that writes specialty business, a business that we don’t always have access to. So that will be attractive from an overall portfolio standpoint at Alleghany’s level, but for Transatlantic it is business as usual.

<A - Weston M. Hicks>: Yes. If I can just add, Mike, to that, one of the real pleasant surprises from Alleghany’s point of view, we knew Transatlantic before we started discussions. I studied the company as an analyst over 15 years ago, knew Bob from back then. And many of our underwriters at RSUI are very close to some of the treaty people at Transatlantic.

So it was sort of like a very natural fit from the beginning. I must say, in doing diligence, I think I – my confidence in the underwriting of the company was increased significantly. I mean, this is really a terrific franchise that we don’t think is fully appreciated by most people.

<Q - Ronald D. Bobman>: Agreed, thanks. And my last question, Weston, when did you – when did Alleghany formally join the hunt? Thanks a lot, and best of luck to everybody.

<A - Weston M. Hicks>: The gory details of the play-by-play will be fully disclosed in the proxy statement when it’s filed. So I would defer to that to answer your question.

<Q - Ronald D. Bobman>: Thanks, anyway. Bye-bye.

<A - Weston M. Hicks>: Thanks, Ron, anyway.

Operator

The next question we have comes from Meyer Shields of Stifel, Nicolaus. Please go ahead.

<Q - Meyer Shields>: Thanks. Good morning. Asking this question more out of ignorance than anything else, so I apologize in advance if it sounds hostile, but I’m trying to understand why Transatlantic is looking to or has agreed to sell for a significant discount to book value?

<A - Michael Charles Sapnar>: Well, this is a merger, so there is – we’re also gaining access to Alleghany, both, their operations and their investment acumen. We’re doing this transaction at 86% of book value, a 10% premium to where we traded on Friday and a 33% premium of when this started back in June.

So we think those are pretty good numbers for near-term shareholder creation value. And long term, we think this is a tremendous transaction to maintain the franchise, capitalize on it and strengthen it.

We provide a portfolio that is very diversified, very stable, provides a lot of upside potential, especially heading into a market that is improving and combining that with the investment acumen at Alleghany, and the different levers we’ll have to make choices in how we want to manage our capital, we think will enhance the long-term value for shareholders as well.

Company Name: Transatlantic Holdings	Market Cap: 3,405.86	Bloomberg Estimates - EPS
Company Ticker: TRH US	Current PX: 55.25	Current Quarter: 1.430
Date: 2011-11-21	YTD Change($): +3.63	Current Year: 0.005
Event Description: Business Update Call	YTD Change(%): +7.032	Bloomberg Estimates - Sales
Current Quarter: 1060.000
Current Year: 4295.000

<Q - Meyer Shields>: Okay. Thank you. And one detailed question if I can. Can you talk at all about the overlap between the companies? In other words, how much of Alleghany, Transatlantic currently reinsures?

<A - Weston M. Hicks>: It’s not very much currently at all. We have a relationship with RSUI frankly that we would have liked to have been bigger over the years, but we participate on a few treaties there. But from a loss of business or business overlap, there is really virtually none.

<Q - Meyer Shields>: Okay. Thank you very much.

Operator

[Operator Instructions] At this time we will go ahead and conclude our question-and-answer session. I will now like to turn the conference back over to management for any closing remarks.

Weston M. Hicks

Thank you. This is Weston. We will be continuing to discuss with investors over time this transaction, and we thank you for tuning in on short notice.

Operator

And we thank you sir and to the rest of management for your time. This will go ahead and conclude today’s conference call. We thank you all for attending. At this time you may disconnect your lines. Thank you.

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